SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) May 31, 2006




                              ATC HEALTHCARE, INC.
                              --------------------
             (Exact name of registrant as specified in its charter)


           Delaware                  0-11380                11-2650500
-------------------------------   -------------   ------------------------------
(State or other jurisdiction of    (Commission           (I.R.S. Employer
 incorporation or organization)    file number)          Identification No.)


 1983 Marcus Avenue, Lake Success, New York                   11042
--------------------------------------------                  -----
  (Address of principal executive offices)                  (Zip Code)


                                 (516) 750-1600
                                 --------------
              (Registrant's telephone number, including area code)

Form 8-K, Current Report
ATC Healthcare, Inc.
Commission File No.  0-11380


Item 3.02  Unregistered Sale of Equity Securities.

     On May 31, 2006, ATC Healthcare, Inc. (the "Company") sold to one accredited investor 500 shares of its 6% Convertible Series C Preferred Stock (the "Series C Preferred Stock") for $1.0 million. The Series C Preferred shares are convertible into the Company's Class A Common Stock at $0.45 per common share. As part of the sale the purchaser also received 741,000 warrants to purchase shares of the Company's Class A Common Stock at $0.60 per share over a five-year period. The Company paid a finder a seven percent commission of $70,000 and granted the finder 155,000 warrants to purchase shares of the Company's Class A Common Stock for $0.60 per share.

     The Company has relied upon the exemptions from registration in Sections 4(2) and 4(6) of the Securities Act of 1933, as amended, and under Rule 506 of Regulation D of the Securities and Exchange Commission.

     The Company plans to use the net proceeds from the sale of the Series C Preferred Shares to finance the acquisition discussed under Item 8.01 of this Report.

     On June 1, 2006, the Company issued a press release announcing these transactions. A copy of that press release is attached to this Report as Exhibit 99.1.


Item 8.01  Other Events.


On June 1, 2006 ATC Healthcare, Inc. (the "Company"), a leader in medical staffing, announced that it has entered into an agreement to acquire a leading provider of per-diem and travel-nursing services in the Arizona market. The company, with three locations in Arizona, had revenues of approximately $7 million last year. The closing of the acquisition is expected to occur by June 20, 2006, and is subject to certain conditions, including the obtaining of consents. To finance the acquisition, the Company sold $1.0 million of its new Series C Preferred stock which is convertible into Class A Common Stock at $0.45 per share, which is discussed under Item 3.02 of this report.

     A copy of the Company's June 1, 2006 press release announcing these transactions is attached to this Report as Exhibit 99.1.



SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: June 1, 2006                            ATC Healthcare, Inc.

                                         By:   /s/ Andrew Reiben
                                               ---------------------------------
                                               Name:  Andrew Reiben
                                               Title: Senior Vice President
                                                      Chief Financial Officer